EXHIBIT 12


    COMPUTATION OF PRO FORMA, AS ADJUSTED RATIO OF EARNINGS TO COMBINED FIXED
     CHARGES AND PREFERRED STOCK DIVIDENDS FOR THE YEAR ENDED MARCH 31, 1997
                      AND THE QUARTER ENDED JUNE 30, 1997:
                                   (UNAUDITED)
                                                                        Quarter
(Dollars in thousands)                                    Year ended     ended
                                                           March 31,    June 30,
                                                             1997         1997
                                                          ----------    --------
Income before income taxes ...........................      $2,018        $398
Add:
  Fixed charges ......................................         470         125
                                                            ------        ----
  Income as adjusted .................................      $2,488        $523
                                                            ======        ====
Fixed charges:
  Interest expense ...................................      $  410        $110
  Portion of rental expense representative
    of interest ......................................          60          15
                                                            ------        ----
Total fixed charges ..................................         470         125
Preferred stock dividends (1) ........................       1,700         425
                                                            ------        ----
Combined fixed charges and preferred stock
   dividends .........................................      $2,170        $550
                                                            ======        ====
Ratio of earnings to combined fixed charges
  and preferred stock dividends ......................        1.15         .95
                                                            ======        ====


(1) Included are preferred stock dividends of $1,020 ($1,700 on a pre tax basis) and $255 ($425 on a pre tax basis) representing the pre tax income which would be required to cover such dividend requirements based on the Company's effective income tax rate for the year ended March 31, 1997 and for the quarter ended June 30, 1997, respectively.